Filed pursuant to Rule 424(b)(3)
Registration No. 333-227448
and Registration No. 333-227794

PROSPECTUS SUPPLEMENT NO. 12
(To Prospectus dated October 12, 2018)

INTELLIPHARMACEUTICS INTERNATIONAL INC.

Common Shares

This Prospectus Supplement No. 12 (this "Prospectus Supplement") amends and supplements our Prospectus dated October 12, 2018, as previously supplemented (the "Prospectus"), which form a part of our Registration Statement (our "Registration Statement") on Form F-1 (Registration Nos. 333-227448 and 333-227794). This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Prospectus Supplement. The Prospectus and this Prospectus Supplement relate to the public offering of common shares issuable upon the exercise of warrants, pre-funded warrants and underwriter’s warrants issued in the public offering of securities which closed on October 16, 2018.

This Prospectus Supplement includes information from our Report on Form 6-K, which was filed with the Securities and Exchange Commission on January 7, 2019. The Report, as filed, is set forth below.

This Prospectus Supplement should be read in conjunction with the Prospectus, except to the extent that the information in this Prospectus Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION OR CANADIAN SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

_______________

The date of this Prospectus Supplement is January 7, 2019

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2019.

Commission File Number: 000-53805

Intellipharmaceutics International Inc.
(Translation of registrant's name into English)

30 WORCESTER ROAD TORONTO, ONTARIO M9W 5X2
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F [ x ]   Form 40-F [  ]

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ___

Note: Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ___

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant's “home country”), or under the rules of the home country exchange on which the registrant's securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant's security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

This Report of Foreign Private Issuer on Form 6-K and the attached exhibit 99.1 shall be incorporated by reference into the Company's effective Registration Statements on Form F-3, as amended and supplemented (Registration Statement Nos. 333-172796 and 333-218297), filed with the Securities and Exchange Commission, from the date on which this Report is filed, to the extent not superseded by documents or reports subsequently filed or furnished by Intellipharmaceutics International Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Intellipharmaceutics International Inc. (Registrant) /s/ Dr. Amina Odidi
Date: January 7, 2019	Dr. Amina Odidi President, Chief Operating Officer and Co-Chief Scientist

EXHIBIT LIST

Exhibit	Description
99.1	News release dated January 7, 2019 - Intellipharmaceutics Announces Research and Development Program for a Pipeline of Pharmaceutical Cannabidiol Based Products

 EXHIBIT 99.1

Intellipharmaceutics Announces Research and Development Program for a Pipeline of Pharmaceutical Cannabidiol Based Products

Toronto, Ontario, January 07, 2019 Intellipharmaceutics International Inc. (NASDAQ and TSX:IPCI) ("Intellipharmaceutics" or the "Company"), a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs, today announced that it has commenced a research and development program of pharmaceutical cannabidiol (“CBD”) based products.

The Company believes that its current technology platforms could find use in cannabidiol therapeutics.

To this end the Company has filed provisional patent applications with the United States Patent and Trademark Office pertaining to the delivery and application of cannabinoid-based therapeutics. The patent filings, together with certain of the Company’s already issued drug delivery patents, are intended to form the basis of the development of a pipeline of novel controlled-release product candidates with CBD as the main active ingredient.

The Company is currently in talks with potential commercialization partners in the cannabidiol industry and has identified a potential supplier of CBD.

Intellipharmaceutics’ CEO, Dr. Isa Odidi, said, “We believe that our experience with the research, development, manufacture, quality control and regulatory filing of controlled-release novel dosage forms incorporating controlled substances, such as opioids, together with our existing suite of drug delivery technologies should provide us with a significant competitive advantage in the pharmaceutical cannabidiol market. We look forward to working with new partners in this space to commercialize our new innovations.”

Intellipharmaceutics is the holder of a Health Canada Drug Establishment License (“DEL”) and a dealer’s license under the Narcotics Control Regulations (“NCR”). Under the NCR license, Intellipharmaceutics is currently authorized to possess, produce, sell and deliver drug products containing various controlled substances, including CBD, in Canada.

According to Health Canada, a DEL is required under the Canadian Food and Drug Regulations (“FDR”) for any person to fabricate, package/label, import, perform tests on, distribute or wholesale authorized drugs. In addition to a DEL, an NCR dealer's license is required for any person to conduct certain activities such as to produce, make, assemble, sell, provide, transport, send or deliver a narcotic, including CBD, which may be used as an ingredient in those drugs.

 “Our pre-existing designation as a DEL holder and a licensed dealer of CBD under the NCR is another example of why we believe Intellipharmaceutics is well positioned to impact the space,” said Dr. Isa Odidi. “We intend to be a pioneer in the new and exciting evolution from older concepts of medical cannabidiol products to more sophisticated pharmaceutical, CBD-based products.”

The Company intends to seek opportunities for the development of novel delivery systems and the filing of patent applications specific to the delivery and use of cannabinoids in the United States and elsewhere. The United States is a "first inventor to file" jurisdiction for patent applications, which offers potential intellectual property protection pertaining to cannabinoids.

There can be no assurance that any of our provisional patent applications will successfully mature into patents, or that any cannabidiol-based product candidates we develop will ever be successfully commercialized or produce significant revenue for us.

About Intellipharmaceutics

Intellipharmaceutics International Inc. is a pharmaceutical company specializing in the research, development and manufacture of novel and generic controlled-release and targeted-release oral solid dosage drugs. The Company's patented Hypermatrix™ technology is a multidimensional controlled-release drug delivery platform that can be applied to a wide range of existing and new pharmaceuticals. Intellipharmaceutics has developed several drug delivery systems based on this technology platform, with a pipeline of products (some of which have received U.S. Food and Drug Administration (''FDA'') approval) in various stages of development. The Company has abbreviated new drug application (“ANDA”) and new drug application (“NDA”) 505(b)(2) drug product candidates in its development pipeline. These include the Company’s abuse-deterrent oxycodone hydrochloride extended release formulation (“Oxycodone ER”) based on its proprietary nPODDDS™ novel Point Of Divergence Drug Delivery System (for which an NDA has been filed with the FDA), and Regabatin™ XR (pregabalin extended-release capsules).

Cautionary Statement Regarding Forward-Looking Information

Certain statements in this document constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and/or “forward-looking information” under the Securities Act (Ontario). These statements include, without limitation, statements expressed or implied regarding our expectations regarding our plans, goals and milestones, status of developments or expenditures relating to our business, plans to fund our current activities, and statements concerning our partnering activities, health regulatory submissions, strategy, future operations, future financial position, future sales, revenues and profitability, projected costs and market penetration, the impact of significant new or changing government regulation in the cannabis industry, and risks or uncertainties related to our ability to comply with the Nasdaq and TSX continued listing standards and our ability to develop and implement a plan of compliance with the Nasdaq continued listing standards acceptable to a Nasdaq Panel. In some cases, you can identify forward-looking statements by terminology such as “appear”, “unlikely”, “target”, "may", "will", "should", "expects", "plans", "plans to", "anticipates", "believes", "estimates", "predicts", "confident", "prospects", "potential", "continue", "intends", "look forward", "could", “would”, “projected”, “goals”, “set to”, “seeking” or the negative of such terms or other comparable terminology. We made a number of assumptions in the preparation of our forward-looking statements. You should not place undue reliance on our forward-looking statements, which are subject to a multitude of known and unknown risks and uncertainties that could cause actual results, future circumstances or events to differ materially from those stated in or implied by the forward-looking statements. Risks and uncertainties relating to us and our business can be found in the "Risk Factors" section of our latest annual information form, our latest Form 20-F, and our latest Form F-1 and Form F-3 (including any documents forming a part thereof or incorporated by reference therein), as amended, as well as in our reports, public disclosure documents and other filings with the securities commissions and other regulatory bodies in Canada and the U.S., which are available on www.sedar.com and www.sec.gov. The forward-looking statements reflect our current views with respect to future events and are based on what we believe are reasonable assumptions as of the date of this document and we disclaim any intention and have no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Trademarks used herein are the property of their respective holders.

Unless the context otherwise requires, all references to "we," "us," "our," "Intellipharmaceutics," and the "Company" refer to Intellipharmaceutics International Inc. and its subsidiaries.

CONTACT INFORMATION

Company Contact:
Intellipharmaceutics International Inc.
Isa Odidi
Chief Executive Officer
416.798.3001 ext. 102
investors@intellipharmaceutics.com

Investor Contact:
ProActive Capital
Kirin Smith
646.863.6519
ksmith@pcgadvisors.com